Exhibit 10.1

March 16, 2023

BeiGene, Ltd.

c/o Mourant Ozannes Corporate Services (Cayman) Limited

94 Solaris Avenue

Camana Bay

PO Box 1348

Grand Cayman, KY1-1108

Cayman Islands

Attention: Chairman and Chief Executive Officer

RE: Termination of Option and License; Continued Clinical Collaboration

Ladies and Gentlemen,

Reference is hereby made to (i) that certain Exclusive Option and License Agreement, dated as of January 3, 2020 (the “Option and License Agreement”), by and between Leap Therapeutics, Inc., a Delaware corporation (“Leap”), and BeiGene, Ltd., a Cayman Island exempted company incorporated with limited liability (“BeiGene”), (ii) that certain Clinical Manufacturing and Supply Agreement, dated as of April 23, 2020, by and between Leap and BeiGene, as amended, modified or supplemented from time to time prior to the date hereof (the “Supply Agreement”), (iii) that certain Clinical Quality Agreement, dated as of May 3, 2020, by and between Leap and BeiGene, as amended, modified or supplemented from time to time prior to the date hereof (the “Quality Agreement”), and (iv) that certain First Amended and Restated Pharmacovigilance Agreement, dated as of October 12, 2022, by and between Leap and BeiGene, as amended, modified or supplemented from time to time prior to the date hereof (the “Pharmacovigilance Agreement”). The Option and License Agreement, the Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement may hereinafter be referred to, collectively, as the “Clinical Collaboration Agreements” and each individually as a “Clinical Collaboration Agreement.” Leap and BeiGene may hereinafter be referred to, collectively, as the “Parties”, and each individually as a “Party.” Capitalized terms used in this letter agreement (the “Letter Agreement”) without definition shall have the meaning ascribed to such terms in the Option and License Agreement.

For and in consideration of the mutual agreements set forth below in this Letter Agreement, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, each of Leap and BeiGene, intending to be legally bound, hereby agree as follows:

1.             Expiration of BeiGene’s Option and Right to License. Leap and BeiGene hereby agree that BeiGene’s rights under the Option and License Agreement to exercise the Option, to effect and implement the grant of the License, and to practice, use, exploit and exercise its rights under the License, have expired in accordance with Section 2.1 of the Option and License Agreement.

2.             Continued Clinical Collaboration. Leap and BeiGene hereby agree that, notwithstanding the expiration the Option, as mentioned in Section 1 above, the Parties have agreed to continue to collaborate only to the extent that Part C of Leap’s ongoing randomized controlled trial of DKN-01 in combination with the BeiGene Drug (i.e. BeiGene’s anti-PD-1 antibody, tislelizumab) and chemotherapy in first-line gastric cancer patients (the “Distinguish Trial”) may be completed, in accordance with the Distinguish Trial protocol attached hereto as Appendix A (the “Part C Protocol”. BeiGene hereby agrees to continue to supply the BeiGene Drug pursuant to the Supply Agreement for only that time period necessary to complete the Part C Protocol. Furthermore, the Parties hereby agree to continue to perform their respective obligations under the Clinical Collaboration Agreements, as amended, modified or supplemented pursuant to this Letter Agreement or any other written agreements, entered into by the Parties from time to time, for only that time period necessary to complete the Part C Protocol.

3.             Continuing Effectiveness of Option and License Agreement; Amendments or Modifications Thereto. Leap and BeiGene hereby agree that, notwithstanding the expiration of the Option as set forth in Section 1 of this Letter Agreement, the Option and License Agreement shall remain in full force and effect for so long as the Parties require collaboration to complete the Part C Protocol and subject to the amendments and modifications set forth below in this Section 3. Leap and BeiGene hereby agree to amend or modify the Option and License Agreement as follows, effective immediately:

(a)           Any reference in the Option and License Agreement to the term “Agreement” shall be deemed to be a reference to the Option and License Agreement, as amended and modified from time to time, including, without limitation, pursuant to this Letter Agreement.

(b)           Article 5, Article 7, Article 8, Article 9, Article 14 (other than Section 14.1), Sections 2.3, 2.5, 2.7, 4.1, 6.2(a), 6.2(b), 6.3, 6.6 (second sentence only), 11.1, 12.4(b), 12.4(d), 12.5(b), 12.5(d), 15.2(e) (second sentence only) and 15.4 of the Option and License Agreement are hereby deleted in their entirety.

(c)           All references to the JCC in the Option and License Agreement as well as all provisions related to or with respect to the JCC in the Option and License Agreement are hereby deleted in their entirety.

(d)           Section 3.2(f) of the Option and License Agreement is hereby deleted in its entirety. Leap and BeiGene hereby agree that, effective as of the date of this Letter Agreement, the JDC shall be a forum to facilitate discussion and the exchange of information and ideas between the Parties and shall not have any decision-making authority or responsibility.

(e)           All references to the Global Development Plan or any Territory Development Plan in the Option and License Agreement are hereby eliminated in their entirety and the Parties respective rights and obligations under the Option and License Agreement in connection with the Global Development Plan or any Territory Development Plan are hereby terminated.

(f)            Section 15.1 of the Option and License Agreement is hereby amended and modified in its entirety to provide solely that the Option and License Agreement shall be effective as of the Effective Date and shall continue in effect until the Part C Protocol is completed, pursuant to, and in accordance with, any of the provisions of Section 15.2 (as amended hereby), and following the completion of the Part C Protocol, the Option and License Agreement shall terminate in its entirety, if not earlier terminated in accordance with those provisions set forth in Section 15.2 (as amended hereby).

(g)           Section 15.5 of the Option and License Agreement is hereby amended and modified to remove or eliminate from such Section 15.5 any Section or provision of the Option and License Agreement referenced in such Section 15.5 that has been deleted pursuant to any of the provisions of this Letter Agreement.

(h)           Any numbered section, paragraph, clause, sub-section, sub-paragraph or sub-clause that is deleted or eliminated from the Option and License Agreement pursuant to any of the foregoing provisions of this Letter Agreement shall be deemed and treated as if the text (but not the numbering) of such numbered section, paragraph, clause, sub-section, sub-paragraph or sub-clause had been deleted and replaced by the text “[Intentionally Deleted]” so as to not require any renumbering of any other sections, paragraphs, clauses, sub-sections, sub-paragraphs or sub-clauses not deleted.

4.             Continuing Effectiveness of Each Other Clinical Collaboration Agreement. Leap and BeiGene hereby agree that, notwithstanding the termination pursuant to Section 1 of this Letter Agreement of the Option and BeiGene’s rights with respect to the Option and License Agreement, each of the Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement (collectively, the “Other Clinical Collaboration Agreements” and individually a “Clinical Collaboration Agreement”) shall remain in full force and effect, subject to the amendments and modifications thereto set forth in this Section 4, for purposes of facilitating the Parties’ continued clinical collaboration pursuant to Section 2 of this Letter Agreement. Leap and BeiGene hereby agree to amend or modify the Other Clinical Collaboration Agreements as follows, effective immediately:

(a)           Any reference in each Other Clinical Collaboration Agreement to the term “Agreement” shall be deemed to be a reference to such Other Clinical Collaboration Agreement, as amended, including, without limitation, pursuant to this Letter Agreement.

(b)           Any reference in each Other Clinical Collaboration Agreement to the term “Option and License Agreement” shall be deemed to be a reference to the Option and License Agreement, as amended, including, without limitation, pursuant to this Letter Agreement.

5.             Ratification. Except to the extent amended or modified pursuant to this Letter Agreement, each of the Clinical Collaboration Agreements and all of its terms are hereby ratified and confirmed.

6.             Miscellaneous.

(a)           This Letter Agreement may be amended only by a written instrument executed in one or more counterparts by the Parties.

(b)          The provisions of Article 16 of the Option and License Agreement shall apply to this Letter Agreement, mutatis mutandis.

(c)           This Letter Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

If the foregoing correctly reflects our agreement and understanding, please so confirm by signing in the space provided for your signature below in this Letter Agreement.

Sincerely,

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Name:	Douglas E. Onsi
Title:	Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

BEIGENE, LTD.

By:	/s/ Chan Lee
Name:	Chan Lee
Title:	Senior Vice President, General Counsel & Corporate Secretary

Appendix A

DisTinGuish Clinical Trial Protocol